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                                                                     EXHIBIT 8.1

                     [Crouch & Hallett, L.L.P. Letterhead]

                                April 30, 1998

Whole Foods Market, Inc.
601 N. Lamar Blvd., Suite 300
Austin, Texas  78703

     Re: Federal Income Tax Considerations Relating to Public Offering of $308,807,000 Aggregate Principal Amount at Maturity of Zero Coupon Convertible Subordinated Debentures Due 2018

Ladies and Gentlemen:

     We have acted as tax counsel to Whole Foods Market, Inc., a Texas corporation (the "Company"), in connection with (i) the issuance and sale by the Company of $308,807,000 aggregate principal amount at maturity of Zero Coupon Convertible Subordinated Debentures Due 2018 (the "Debentures") on March 2, 1998 and March 16, 1998 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and (ii) the filing of the Company's Registration Statement on Form S-3 to which this opinion is an Exhibit and the Prospectus forming a part thereof (the "Prospectus") with respect to the offer and sale of the Debentures and Common Stock of the Company issued upon conversion of the Debentures by the several Holders of the Debentures.

     We hereby confirm our opinion set forth under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus.

                                        Very truly yours,


                                        /s/ Crouch & Hallett, L.L.P.